Exhibit 99

The Surinamese Government Makes a Committment to Enter into a Memorandum of Understanding with Haber Inc. to Implement Its Green Gold Technology Throughout the Country

The Republic of Suriname has made a commitment to enter into a Memorandum of Understanding (MOU) with Haber after the details can be drafted to establish a framework of objectives, responsibilities and business considerations as an initial step in a Strategic Partnership which would introduce Haber’s “green” technology throughout the country. The outstanding results of recent testing demonstrate the efficacy of the Haber’s HGP4tm “green” technology.

ARLINGTON, Mass.--(BUSINESS WIRE)--September 30, 2010--Haber, Inc. (“Haber”), (OTC: HABE), a Delaware corporation headquartered in Arlington, Mass., with proprietary technologies in the separations sciences and environmentally friendly processing of gold bearing ores, announced that Suriname has made a commitment to enter into an MOU with Haber after the details can be drafted.

Results of HGP4 gold extraction tested in Suriname:

The Haber team is very pleased to report the very successful results achieved in the testing of multiple sulfide (3% to 14% sulfur) gold ores of both head ore and concentrate from Surname mining companies. The final results ranged from a total efficiency of 96.1.0% to 99.7% and purity of gold produced from the one concentrate was 99.4 pure (23.86 carats). The extractions were completed within 14-22 minutes and gold recovery was completed in less than 30 seconds. All extraction and purity values were verified by an independent assay referee and the time durations were monitored by the government who also provided the chain of custody for the samples, tailings and gold produced.

Suriname’s Minister of Natural Resources Statement:

As the President of Suriname declared to the World Community last week at the United Nations,his Government is dedicated to improving economic opportunities in Suriname in a socially and environmentally responsible manner. One of our first priorities to accomplish this will be to move towards the elimination of the use of mercury in the Gold Mining Sector. The highly successful results reported to Ministry of Natural Resources by the U.S. technology company Haber, Inc. in Paramaribo last week in demonstrating its environmentally-friendly gold recovery technologies on a variety of Suriname ores is a first step toward achieving the elimination of mercury. This first step will ultimately improve the lives of the Surinamese people for generations to come. Suriname is committed to leading the world in the adoption of such environmentally responsible mining technologies.

As the next step toward this goal of eliminating mercury in the gold mining sector, the Government of Suriname will soon enter into a Memorandum of Understanding with Haber outlining a joint program for the widespread adoption of Haber’s “green” gold technologies throughout Suriname.

“We intend to move promptly forward in strategic partnership with Haber Inc. in order to complete development of a detailed implementation plan for our mercury abatement program, which we hope will serve as a model for other countries to adopt and follow in order to eliminate the menace of mercury that currently threatens the health of millions of people around the world,” says Minister of Natural Resources Mr. Jim Hok.

Haber CEO statement:

Albert B. Conti, CEO of Haber stated, “Haber is honored to participate with the Republic of Suriname in their strong commitment in promoting environmentally responsible mining practices that will serve to increase the national output of gold by all mining operations doing business in Suriname, and that will do so in a manner that will promote the health and welfare of the Surinamese people and protect the environment. Mercury’s elimination from gold mining has been a major company objective for the last six years and I applaud the strong leadership the country is providing inside and outside the country to tackle this global problem.

The implications of the national program is that it will eliminate the use of mercury necessitating that all current users must either switch to the Haber process by utilizing local Haber regional processing plants, to be located throughout the country, or by using another green method acceptable to Suriname. There are over 25,000 small scale miners and approximately 100 larger sized gold mining entities in various stages of development in Suriname that will be potential users of Haber’s processing services. In addition, specific opportunities for the direct acquisition of concessions exist which could be acquired by Haber for its asset portfolio. The potential revenues that can be derived from these multiple processing opportunities are very significant. Accordingly, there are many ongoing activities on consummating relationships with multiple entities. To address the strong interest exhibited by the mining communities in both Suriname and French Guiana for Haber’s “green” technology, Haber has entered into agreements with individuals who will represent the Company in Suriname and French Guiana and will provide immediate personal follow up on our recent discussions with various parties.”

In anticipation of the foregoing, the company is seeking an appropriate location for its initial pilot processing facility and is considering a number of in process mining operations to act as anchor partners to provide the feedstock of concentrates and head ore to process. There are a number of funding sources that represent exceptional opportunities available to assist Haber in launching the pilot program. Haber has acquired office space in Paramaribo from which administrative and operational support will be provided.

However, it must be noted that there is no guarantee that Haber can successfully raise the necessary funding required or enter into any final agreement with the government or mining companies.

About Haber, Inc.

Haber, Inc. is a high technology process development company with proprietary technologies in extractive metallurgy and electrochemical separations. The company’s Electromolecular Propulsion (EMP) technology is an electrochemical process that enables the electrically controlled movement or positioning of a variety of different molecules at greater speed and control of the results than conventional methods. In addition, the company has the environmentally friendly Haber Gold Process Four (HGP4), a sulfide reduction, extraction and recovery process and the associated “Aladdin” proprietary processing equipment. For more information, call Florence Tambone 617-710-1598 or visit the company’s website at http://www.habercorp.com

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Forward-looking statements include statements concerning plans, opportunities, objectives, goals, strategies, future events or performance and underlying assumptions. These statements are subject to uncertainties and risks including, but not limited to, economic conditions, the impact of competition and pricing, government regulation, and other risks. All forward-looking statements made by or on behalf of Haber Inc. are qualified. Haber Inc. disclaims any obligations to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
Haber, Inc.
Florence Tambone, 617-710-1598